Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
of The Savannah Bancorp, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-146547 and No. 333-163210), and Form S-8 (No. 333-69175, No. 333-135968 and No. 333-175827) of The Savannah Bancorp, Inc. of our report dated March 20, 2012, relating to the consolidated financial statements as of December 31, 2011 and for each of the three years in the period ended December 31, 2011, which appear in the 2011 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
March 29, 2012